Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$9,769,940	$1,332.62

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180289 Dated March 15, 2013

HSBC USA Inc. Trigger Autocallable Optimization Securities

$9,769,940 Securities Linked to the EURO STOXX 50® Index due on March 21, 2018

Investment Description

These Trigger Autocallable Optimization Securities (the ‘‘Securities’’) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) linked to the performance of the EURO STOXX 50® Index (the “Index”). The Securities will rank equally with all of our other unsecured and unsubordinated debt obligations. The Securities are designed for investors who believe that the Official Closing Level of the Index will remain flat or increase during the term of the Securities. If the Index closes at or above the Initial Level on any Observation Date (quarterly, after one year), HSBC will automatically call the Securities and pay you a Call Price equal to the Principal Amount per Security plus a Call Return. The Call Return, and therefore the Call Price, increases the longer the Securities are outstanding. If by maturity the Securities have not been called, HSBC will either repay the full Principal Amount or, if the Index closes below the Trigger Level of 60.00% of the Initial Level on the Final Valuation Date, HSBC will repay less than the Principal Amount, if anything, resulting in a loss that is proportionate to the decline in the Official Closing Level of the Index from the Trade Date to the Final Valuation Date. Investing in the Securities involves significant risks. The Securities do not pay any interest. You may lose some or all of your Principal Amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Call Return: HSBC will automatically call the Securities for a Call Price equal to the Principal Amount plus the applicable Call Return if the Official Closing Level of the Index on any Observation Date is equal to or greater than the Initial Level. The Call Return, and therefore the Call Price, increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for a loss at maturity.

❑	Contingent Repayment of Principal Amount at Maturity: If by maturity the Securities have not been called and the Index does not close below the Trigger Level on the Final Valuation Date, HSBC will pay you the Principal Amount per Security at maturity. If the Index closes below the Trigger Level on the Final Valuation Date, HSBC will repay less than the Principal Amount, if anything, resulting in a loss that is proportionate to the decline in the Official Closing Level of the Index from the Trade Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates

Trade Date	March 15, 2013
Settlement Date	March 20, 2013
Observation Dates[1]	Quarterly, beginning March 21, 2014
Final Valuation Date[1]	March 15, 2018
Maturity Date[1]	March 21, 2018

[1] See page 3 for additional details

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities CAN have downside MARKET risk SIMILAR TO the Index, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF YOUR INVESTMENT at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc.  You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING EQUITY INDEX UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-3 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

These terms relate to an offering of Securities Linked to the EURO STOXX 50® Index. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.
Index	Call Return Rate	Initial Level	Trigger Level	CUSIP	ISIN
EURO STOXX 50® Index (“SX5E”)	9.00% per annum	2,725.72	1,635.43, which is 60% of the Initial Level, rounded to two decimal places.	40433T182	US40433T1824

See “Additional Information about HSBC USA Inc. and the Securities” on page 2 of this pricing supplement. The Securities offered will have the terms specified in the accompanying prospectus dated March 22, 2012, the accompanying prospectus supplement dated March 22, 2012, the accompanying Equity Index Underlying Supplement dated March 22, 2012 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Securities from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for the distribution arrangement.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Security	$10.00	$0.25	$9.75
Total	$9,769,940.00	$244,248.50	$9,525,691.50

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information about HSBC USA Inc. and the Securities

This pricing supplement relates to one offering of Securities linked to the Index identified on the cover page. As a purchaser of a Security, you will acquire an investment instrument linked to the Index. Although this offering relates to the Index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Index, or as to the suitability of an investment in the Securities.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Equity Index Underlying Supplement dated March 22, 2012. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 of this pricing supplement and in “Risk Factors” beginning on page S-2 of the Equity Index Underlying Supplement and beginning on page S-3 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. HSBC urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including a prospectus, prospectus supplement and the Equity Index Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and the Equity Index Underlying Supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Equity Index Underlying Supplement dated March 22, 2012:
http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

♦	Prospectus supplement dated March 22, 2012:
http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

♦	Prospectus dated March 22, 2012:
http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

As used herein, references to the “Issuer,” “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated March 22, 2012, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated March 22, 2012 and references to the “Equity Index Underlying Supplement” mean the Equity Index Underlying Supplement dated March 22, 2012.

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Final Terms
Issuer	HSBC USA Inc. (“HSBC”)
Principal Amount	$10 per Security (subject to a minimum investment of $1,000).
Term	5 years, unless earlier called.
Trade Date	March 15, 2013
Settlement Date	March 20, 2013
Final Valuation Date	March 15, 2018, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date	March 21, 2018, subject to adjustment in the event of a Market Disruption Event, as described under “Additional Terms of the Notes— Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Index	EURO STOXX 50® Index (Ticker: SX5E)
Call Feature	The Securities will be automatically called if the Official Closing Level of the Index on any Observation Date is equal to or greater than the Initial Level. If the Securities are called, HSBC will pay you on the applicable Call Settlement Date a cash payment per Security equal to the Call Price for the applicable Observation Date.
Call Settlement Dates	With respect to the first sixteen Observation Dates, two business days following the applicable Observation Date. For the Final Valuation Date, the Call Settlement Date will be the Maturity Date.
Call Price	The Call Price equals the Principal Amount per Security plus the applicable Call Return.
Call Return/Call Return Rate	The Call Return, and therefore the Call Price, increases the longer the Securities are outstanding and will be based on the Call Return Rate of 9.00% per annum.

Observation Date[1]	Call Settlement Date[1]	Call Return	Call Price (per $10.00 Security)
March 21, 2014	March 25, 2014	9.00%	$10.900
June 16, 2014	June 18, 2014	11.25%	$11.125
September 16, 2014	September 18, 2014	13.50%	$11.350
December 15, 2014	December 17, 2014	15.75%	$11.575
March 16, 2015	March 18, 2015	18.00%	$11.800
June 15, 2015	June 17, 2015	20.25%	$12.025
September 15, 2015	September 17, 2015	22.50%	$12.250
December 15, 2015	December 17, 2015	24.75%	$12.475
March 15, 2016	March 17, 2016	27.00%	$12.700
June 15, 2016	June 17, 2016	29.25%	$12.925
September 15, 2016	September 19 2016	31.50%	$13.150
December 15, 2016	December 19, 2016	33.75%	$13.375
March 15, 2017	March 17, 2017	36.00%	$13.600
June 15, 2017	June 19, 2017	38.25%	$13.825
September 15, 2017	September 19, 2017	40.50%	$14.050
December 15, 2017	December 19, 2017	42.75%	$14.275
Final Valuation Date (March 15, 2018)	Maturity Date (March 21, 2018)	45.00%	$14.500

Payment at Maturity (per $10 Security)

If the Securities are not called, you will receive a payment on the Maturity Date calculated as follows:

If the Final Level of the Index is equal to or greater than the Trigger Level on the Final Valuation Date, HSBC will pay you a cash payment on the Maturity Date equal to $10 per $10 Principal

Investment Timeline

1 The Observation Dates, including the Final Valuation Date and therefore the Call Settlement Dates and the Maturity Date, are subject to postponement if a Market Disruption Event occurs.

3

Amount of Securities.[2]

If the Final Level of the Index is below the Trigger Level on the Final Valuation Date, HSBC will pay you a cash payment on the Maturity Date that is less than the Principal Amount, equal to:

$10 × (1 + Index Return)

In this case, you will have a loss that is proportionate to the decline in the Final Level from the Initial Level and you will lose some or all of your Principal Amount.

Index Return	Final Level - Initial Level
Initial Level
Trigger Level	1,635.43, which is 60% of the Initial Level, rounded to two decimal places.
Initial Level	2,725.72, which was the Official Closing Level of the Index on the Trade Date.
Final Level	The Official Closing Level of the Index on the Final Valuation Date.
Official Closing Level	The Closing Level on any scheduled trading day will be the Closing Level of the Index on such scheduled trading day as determined by the Calculation Agent based upon the value displayed on Bloomberg Professional® service page “SX5E <INDEX>” or any successor page on the Bloomberg Professional® service or any successor service as applicable.
Calculation Agent	HSBC USA Inc. or one of its affiliates.

Investing in the Securities involves significant risks. You may lose some or all of your principal amount. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

2 Contingent repayment of principal is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

4

Investor Suitability

The Securities may be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You are willing to make an investment where you could lose some or all of your initial investment and are willing to make an investment that may have the same downside market risk as the Index.

♦   You are willing to invest in the Securities based on the Trigger Level indicated on the cover page of this pricing supplement.

♦   You believe the Final Level will not be below the Trigger Level on the Final Valuation Date, but you are willing to lose up to 100% of your principal if the Securities are not called and the Final Level is below the Trigger Level on the Final Valuation Date.

♦   You understand and accept that you will not participate in any appreciation in the level of the Index and your potential return is limited to the applicable Call Return.

♦   You are willing to invest in the Securities based on the Call Return Rate indicated on the cover page.

♦   You believe the Index will remain flat or appreciate during the term of the Securities and the Official Closing Level of the Index will be equal to or greater than the Initial Level on at least one Observation Date, including the Final Valuation Date.

♦   You are willing to hold Securities that will be automatically called on the earliest Observation Date on which the Official Closing Level is equal to or greater than the Initial Level, or you are otherwise willing to hold the Securities to maturity, a term of 5 years, and do not seek an investment for which there is an active secondary market.

♦   You accept the higher risk and return profile of these Securities, in contrast to conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating that would pay interest at prevailing market rates.

♦   You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Index.

♦   You are willing to assume the credit risk associated with HSBC, as Issuer of the Securities, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦   You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You are not willing to make an investment in which you could lose some or all of your Principal Amount and you are not willing to make an investment that may have the same downside market risk as the Index.

♦   You are not willing to invest in the Securities based on the Trigger Level indicated on the cover page of this pricing supplement.

♦   You believe the Securities will not be called and the Final Level will be below the Trigger Level on the Final Valuation Date.

♦   You seek an investment that is designed to return your full Principal Amount at maturity.

♦   You seek an investment that participates in the full appreciation in the level of the Index or that has unlimited return potential.

♦   You are not willing to invest in the Securities based on the Call Return Rate indicated on the cover page.

♦   You are unable or unwilling to hold securities that will be automatically called on the earliest Observation Date on which the Official Closing Level is equal to or greater than the Initial Level, or you are otherwise unable or unwilling to hold the Securities to maturity, a term of 5 years, and seek an investment for which there will be an active secondary market.

♦   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating that would pay interest at prevailing market rates.

♦   You seek current income from your investment or prefer to receive the dividends paid on the stocks included in the Index.

♦   You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 6 of this pricing supplement and “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and on page S-3 of the prospectus supplement.

5

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but HSBC urges you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying Equity Index Underlying Supplement and the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of Loss at Maturity – The Securities differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Securities. If the Securities are not called, HSBC will only pay you the Principal Amount of your Securities in cash if the Final Level is greater than or equal to the Trigger Level and will only make such payment at maturity. If the Securities are not called and the Final Level is less than the Trigger Level, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Level from the Initial Level.

♦	The Contingent Repayment of Principal Applies Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the level of the Index is above the Trigger Level.

♦	Certain Built-in Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity – Generally, the price of the Securities in the secondary market, if any, is likely to be lower than the initial offering price since the issue price includes, and the secondary market prices are likely to exclude, hedging costs or commissions and other compensation paid with respect to the Securities. You should be willing to hold your Securities to maturity. The Securities are not designed to be short-term trading instruments. The price at which you will be able to sell your Securities to us, our affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the Principal Amount of the Securities, even in cases where the Index has appreciated since the Trade Date.

♦	Reinvestment Risk – If your Securities are called early, the term of the Securities will be reduced and you will not receive any payment on the Securities after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you may incur transaction costs. Because the Securities may be called as early as one year after issuance, you should be prepared in the event the Securities are called early.

♦	Credit of Issuer – The Securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and could lose your entire investment.

♦	Higher Call Return Rates Are Generally Associated with a Greater Risk of Loss – Greater expected volatility with respect to the Index reflects a higher expectation as of the Trade Date that the Official Closing Level of the Index could be below the Trigger Level on the Final Valuation Date. This greater expected risk will generally be reflected in a higher Call Return Rate for that Security. However, while the Call Return Rate is a fixed percentage, the Index’s volatility can change significantly over the term of the Securities. The level of the Index could fall sharply, which could result in a significant loss of principal.

♦	Limited Return on the Securities – The return potential of the Securities is limited to the applicable Call Return regardless of the appreciation of the Index. In addition, because the Call Return, and therefore the Call Price, increases the longer the Securities have been outstanding, the Call Price payable on earlier Call Settlement Dates is less than the Call Price payable on later Call Settlement Dates. Your Securities could be called as early as the first quarterly Call Settlement Date (March 25, 2014, corresponding with the first Observation Date of March 21, 2014) and your return would therefore be less than if the Securities were called on a later date. If the Securities are not called, you may be exposed to the decline in the Official Closing Level of the Index even though you were not able to participate in any appreciation in the Official Closing Level of the Index. As a result, the return on an investment in the Securities could be less than the return on a hypothetical direct investment in the Index.

♦	No Assurances of a Flat or Bullish Environment – While the Securities are structured to provide positive returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Securities and you may lose some or all of your investment if the Securities are not called.

♦	Lack of Liquidity – The Securities will not be listed on any securities exchange or quotation system. One of our affiliates may offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which one of our affiliates is willing to buy the Securities, which will exclude any fees or commissions you paid when you purchased the Securities.

♦	No Interest – As a holder of the Securities, you will not receive interest payments.

♦	No Dividend Payments or Voting Rights – Owning the Securities is not the same as owning the stocks included in the Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of those stocks would have.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc. or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or any of their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and such research, opinions or recommendations may be revised at any time. Any such research, opinions or recommendations could affect the price of the stocks held by the Index or the level of the Index, and therefore, the market value of the Securities.

♦	Potential HSBC and UBS Financial Services Inc. Impact on Price – Trading or transactions by HSBC USA Inc., UBS Financial Services Inc., or any of their respective affiliates in the stocks included in the Index, or in futures, options, exchange-traded funds or other derivative products on those stocks or relating to the Index, may adversely affect the level of the Index, and therefore, the market value of the Securities.

6

♦	Potential Conflict of Interest – HSBC, UBS Financial Services Inc., or any of their respective affiliates may engage in business with the issuers of the stocks included in the Index, which may present a conflict between the obligations of HSBC and you, as a holder of the Securities. The Calculation Agent, which may be HSBC or any of its affiliates will determine the Payment at Maturity or the payment on a Call Settlement Date based on observed levels of the Index in the market. The Calculation Agent can postpone the determination of the Official Closing Level on an Observation Date and the corresponding Call Settlement Date if a Market Disruption Event exists on such Observation Date. Furthermore, the Calculation Agent can postpone the determination of the Final Level and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Market Price Prior to Maturity – The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the Index; the volatility of the Index; the dividend rate paid on the securities included in the Index; the time remaining to the maturity of the Securities; interest rates; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of HSBC.

♦	Non-U.S. securities markets risks – The index constituent stocks are issued by non-U.S. companies and are traded on various non-U.S. exchanges. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks than stocks issued by U.S. companies and listed on U.S. exchanges.

♦	The payments on the Securities will not be adjusted for changes in exchange rates relative to the U.S. Dollar even though the index constituent stocks are traded in a foreign currency and the Securities are denominated in U.S. Dollars – The payments on the Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the index constituent stocks are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity or upon an automatic call.

♦	Changes Affecting the Index – The policies of the Index’s sponsor concerning additions, deletions and substitutions of the stocks included in the Index and the manner in which the sponsor takes account of certain changes affecting those stocks may adversely affect the level of the Index. The policies of the sponsor with respect to the calculation of the Index could also adversely affect the level of the Index. The sponsor may discontinue or suspend calculation or dissemination of the Index. Any such actions could have an adverse effect on the value of the Securities.

♦	The Securities Are Not Insured or Guaranteed by Any Governmental Agency of the United States or Any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive any amount owed to you under the Securities and could lose your entire investment.

♦	Uncertain Tax Treatment – There is no direct legal authority as to the proper tax treatment of the Securities, and therefore significant aspects of the tax treatment of the Securities are uncertain as to both the timing and character of any inclusion in income in respect of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid cash-settled executory contracts with respect to the Index. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for the U.S. federal income tax considerations applicable to Securities that are treated as pre-paid cash-settled executory contracts. Because of the uncertainty regarding the tax treatment of the Securities, we urge you to consult your tax advisor as to the tax consequences of your investment in a Security.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of the Securities is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a Security, please see the discussion under “What are the tax consequences of the Securities?” beginning on page 10 of this pricing supplement and the discussion under “U.S. Federal Income Tax Considerations” in the prospectus supplement.

7

Hypothetical Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Index relative to the Initial Level. We cannot predict the Final Level or the Official Closing Level on any Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Index. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity or upon an automatic call per $10.00 Security, based on the following terms:

Investment Term:	5 years (unless earlier called)
Initial Level:	2,725.72
Trigger Level:	1,635.43 (60% of the Initial Level, rounded to two decimal places)

Call Returns and Call Prices on Observation Dates:

Observation Dates	Call Return	Call Price
March 21, 2014	9.00%	$10.9000
June 16, 2014	11.25%	$11.1250
September 16, 2014	13.50%	$11.3500
December 15, 2014	15.75%	$11.5750
March 16, 2015	18.00%	$11.8000
June 15, 2015	20.25%	$12.0250
September 15, 2015	22.50%	$12.2500
December 15, 2015	24.75%	$12.4750
March 15, 2016	27.00%	$12.7000
June 15, 2016	29.25%	$12.9250
September 15, 2016	31.50%	$13.1500
December 15, 2016	33.75%	$13.3750
March 15, 2017	36.00%	$13.6000
June 15, 2017	38.25%	$13.8250
September 15, 2017	40.50%	$14.0500
December 15, 2017	42.75%	$14.2750
Final Valuation Date (March 15, 2018)	45.00%	$14.5000

Example 1—The Index closes at 3,000.00 on the first Observation Date – the Securities are called.

Because the Official Closing Level of the Index on the first Observation Date (March 21, 2014) is at or above the Initial Level, the Securities are automatically called at the applicable Call Price of $10.90 per Security, representing a 9.00% return on the Securities. As long as the Index closes at or above the Initial Level on any of the seventeen Observation Dates, HSBC will pay you the applicable Call Price.

Example 2— The Index closes below the Initial Level on each of the first sixteen Observation Dates and closes at 3,200.00 on the Final Valuation Date – the Securities are called.

Because (i) the Official Closing Level of the Index on the first sixteen Observation Dates is below the Initial Level and (ii) the Official Closing Level of the Index on the final Observation Date, (which is also the Final Valuation Date) is at or above the Initial Level, the Securities are automatically called at the applicable Call Price of $14.50 per Security, representing a 45.00% return on the Securities.

Example 3— The Index closes below the Initial Level on all seventeen Observation Dates and on the Final Valuation Date it closes at 2,500.00 – the Securities are NOT called.

Because the Official Closing Level of the Index on all seventeen Observation Dates is below the Initial Level, the Securities are not automatically called. Furthermore, because the Final Level is not below the Trigger Level on the Final Valuation Date, HSBC will pay you the Principal Amount at maturity of $10.00 per Security (a return of zero percent).

Example 4— The Index closes below the Initial Level on all seventeen Observation Dates. In addition, the Index closes at 1,090.29 on the Final Valuation Date – the Securities are NOT called.

Because the Official Closing Level of the Index on all seventeen Observation Dates is below the Initial Level, the Securities are not automatically called. Furthermore, because the Final Level is below the Trigger Level on the Final Valuation Date, your principal is fully exposed to any decrease in the Final Level relative to the Initial Level on the Final Valuation Date. Therefore you will suffer a loss on the Securities of 60.00%. Expressed as a formula:

Index Return = (1,090.29 – 2,725.72) / 2,725.72 = -60.00%

Payment at Maturity = $10 × (1 + -60%) = $4.00

In this example, you would lose some of your Principal Amount at maturity.

If the Final Level is below the Trigger Level on the Final Valuation Date, you are fully exposed to the negative Index Return resulting in a loss of some or all of your principal that is proportionate to the decrease in the Official Closing Level from the Trade Date to the Final Valuation Date.

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What are the tax consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith. This summary does not address the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the Securities), more than 5% of any entity owned by the Index.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid cash-settled executory contracts with respect to the Index. HSBC intends to treat the Securities consistent with this approach, and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale, exchange or call and HSBC intends to treat any gain or loss upon maturity or an earlier sale, exchange or call as either short-term or long-term capital gain or loss, depending on your holding period in the Security at such time for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled executory contracts.

HSBC will not attempt to ascertain whether any of the entities whose stock is included in the Index would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Index is or becomes a PFIC or USRPHC.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above. For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of a Security is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after December 31, 2013. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2014. Additionally, with respect to non-U.S. Holders, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the Securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

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EURO STOXX 50® INDEX (“SX5E”)

Description of the Index

The SX5E is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX Europe 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

For more information about the Index, see “The EURO STOXX 50® Index” on page S-40 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the Index

The following graph sets forth the historical performance of the Index based on the daily historical closing levels from March 15, 2008 to March 15, 2013, as reported on the Bloomberg Professional® service. The dotted line represents the Trigger Level, of 1,635.43, equal to 60% of the Official Closing Level on March 15, 2013. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical levels of the Index should not be taken as an indication of future performance.

Source: Bloomberg Professional® service

The Official Closing Level of the SX5E on March 15, 2013 was 2,725.72.

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Events of Default and Acceleration

If the Securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Final Terms” in this pricing supplement. In that case, the scheduled trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Index Return. If a Market Disruption Event exists with respect to the Index on that scheduled trading day, then the accelerated Final Valuation Date for the Index will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Securities. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. The Agent may allow a concession not in excess of the underwriting discount to its affiliates for distribution of the Securities.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so. HSBC or HSBC’s affiliate will enter into swap agreements or related hedge transactions with one of HSBC’s other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the accompanying prospectus supplement.

Validity of the Securities

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such Securities will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

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